EXHIBIT 99.1
EasyLink Services International Corporation Announces Fiscal Fourth Quarter and Year End 2009 Financial Results
Norcross, GA., October 29, 2009 — EasyLink Services International Corporation (“EasyLink” or the “Company”) (NASDAQ: ESIC) a global provider of business-to-business messaging services reported fourth quarter and year end 2009 revenue of $20.7 million and $85.4 million, respectively, a net loss of $3.2 million and $11.2 million, respectively, and adjusted EBITDA of $3.9 million and $19.0 million, respectively.
“Despite the global economic downturn and the impact of foreign currency on our business, we are pleased with our 2009 results,” said Tom Stallings, CEO of EasyLink. “We have continued to focus on operational excellence to drive value to all stakeholders of EasyLink. In 2009, we made some significant changes in our operations, including refinancing our debt in one of the toughest credit environments in recent history, streamlining our operations and facilities, enhancing our sales and marketing team and strategic investments in our business.”
Financial Review
Revenue for the fourth quarter was $20.7 million with $10.2 million coming from On Demand Messaging and $10.5 million from Supply Chain Messaging. Revenue for the full fiscal year 2009 was $85.4 million with $42.5 million coming from On Demand Messaging and $42.9 million from Supply Chain Messaging.
Gross margin for the fourth quarter was 68.3% and was 70.0% for the full year 2009. Supply Chain Messaging gross margins were 69.5% in the fourth quarter and 71.7% for the full year 2009. On-Demand Messaging gross margins were 67% in the fourth quarter and 68.4% for the full year 2009.
Net loss in the fourth quarter was $3.2 million. For the full year 2009 the net loss was $11.2 million and included onetime non-cash charges for a loss on extinguishment of debt, write-off of goodwill and intangible assets as well as recurring non-cash charges for stock based compensation totaling approximately $10.7 million.
Adjusted EBITDA for the fourth quarter of fiscal 2009 was approximately $3.9 million and approximately $19.0 million for the full fiscal year 2009. EasyLink provides adjusted EBITDA in this press release as additional information of its operating results. This measure is not in accordance with, or an alternative for, generally accepted accounting principles (“GAAP”) and may be different from non-GAAP EBITDA measures used by other companies. EasyLink believes that this presentation of adjusted EBITDA facilitates investors’ understanding of its historical operating trends, because it provides an important supplemental measurement in evaluating the operating results of our business. A reconciliation of Adjusted EBITDA to net income is set forth below. This press release should be read in conjunction with the Company’s Form 8-K earnings release filed with the Securities and Exchange Commission for the fiscal quarter ended July 31, 2009.

Investor Conference Call
The Company plans to hold a conference call on Friday, October 30, 2009 at 8:30 am EDT to discuss the fourth quarter and fiscal year end 2009 results in detail.
To participate in the conference call, all callers should dial 1-888-239-5257. Please plan to dial in 5-10 minutes before the start of the call to facilitate a timely connection.
Forward-Looking and Cautionary Statements
Except for the historical information and discussion contained herein, statements contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those indicated by such forward-looking statements. These and other risk factors are set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K, the Company’s quarterly reports on Form 10-Q and the Company’s other filings with the Securities and Exchange Commission. These filings are available on a website maintained by the Securities and Exchange Commission at www.sec.gov.
The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein as a result of new information, future events or otherwise.
About EasyLink Services International Corporation
EasyLink Services International Corporation (“EasyLink”) (NASDAQ: ESIC) offers a comprehensive portfolio of “any to any” business messaging and transaction services that can bridge the most challenging technology gaps while creating significant cost efficiencies across an organization. From Desktop Fax and Production Messaging to EDI, Managed File Transfer, Document Capture and Management, and Telex, we help companies drive costs out of their operations. For more than two decades, we have had a proven track record of providing effective, reliable and secure communications. We continue to advance our technology so that our customers can benefit from improved messaging solutions. For more information on EasyLink, visit www.easylink.com.

EASYLINK SERVICES INTERNATIONAL CORPORATION
Consolidated Statements of Income
   (in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	July 31,		July 31,
	2009	2008	2009	2008
	(unaudited)	(audited)	(unaudited)	(audited)

Service revenue	$20,656	$23,925	$85,366	$92,161
Cost of services	6,549	6,819	25,572	26,565

Gross Profit	14,107	17,106	59,794	65,596

Operating expenses:
Product development and enhancement	1,613	2,250	7,515	8,233
Selling and marketing	3,509	3,425	13,290	11,632
General and administrative	6,872	7,927	29,520	29,847
Goodwill and Intangible Impairment	—	—	4,246	—

Operating income	2,113	3,504	5,223	15,884

Other income (expense):
Interest income (expense) ,net	(515)	(2,220)	(10,966)	(12,089)
Equity in Losses in Investment	—	—	—	(930)
Loss on extinguishment of debt	(5,502)	—	(5,502)	—
Other income (expense)	(959)	(7)	(555)	996

Income (loss) before income taxes	(4,863)	1,277	(11,800)	3,861

(Benefit) provision for income taxes	(1,616)	(6,827)	(621)	(12,439)

Net income (loss)	(3,247)	8,104	(11,179)	16,300

Dividends on preferred stock	(184)	(50)	(333)	(200)

Income (loss) attributable to common stockholders	$(3,431)	$8,054	$(11,512)	$16,100

EASYLINK SERVICES INTERNATIONAL CORPORATION
Consolidated Balance Sheets
   (in thousands)

	July 31,	July 31,
	2009	2008
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$10,972	$32,091
Accounts receivable, net	11,509	13,576
Other current assets	3,836	5,414

Total current assets	26,317	51,081

Property and equipment, net	8,231	8,552
Goodwill and other intangible assets, net	56,248	67,953
Other long term assets	5,521	3,939

Total assets	$96,317	$131,525

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$9,689	$13,504
Current portion of long term debt	9,495	7,052
Other current liabilities	1,848	1,862

Total current liabilities	21,032	22,418

Long term debt	17,512	47,497
Other liabilities	554	1,006

Total liabilities	39,098	70,921

Stockholders’ Equity:
Preferred stock	(a )	(a )
Common Stock	273	251
Additional paid-in capital	138,463	125,457
Treasury Stock	(2,122)	(303)
Accumulated other comprehensive loss	(4,442)	(1,063)
Accumulated deficit	(74,953)	(63,738)

Total stockholders’ equity	57,219	60,604

Total liabilities and stockholders’ equity	$96,317	$131,525

(a) less than 1,000

EASYLINK SERVICES INTERNATIONAL CORPORATION
Calculation of Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (unaudited, includes non-cash compensation, intangible asset impairments and loss on extinguishment of debt)
(in thousands)

	Three Months Ended July 31,		Twelve Months Ended July 31,
	2009	2008	2009	2008
Net Income	$(3,247)	$8,104	$(11,179)	$16,300
Interest	533	2,379	11,137	12,844
Taxes	(1,616)	(6,827)	(621)	(12,439)
Depreciation and amortization	1,961	2,152	8,429	8,457
Non-cash compensation	195	340	934	686
Asset Impairment/Other	6,081	—	10,326	—

Adjusted EBITDA	$3,907	$6,148	$19,026	$25,848